Exhibit 99.1

 Friendly Ice Cream Corporation Reports Second Quarter 2006 Results; Net Income
            Increases to $4.7 Million or 58 Cents Per Diluted Share

    WILBRAHAM, Mass.--(BUSINESS WIRE)--Aug. 7, 2006--Friendly Ice
Cream Corporation (AMEX: FRN) today reported financial results for the second quarter and six months ended July 2, 2006. Financial and performance highlights include:

    -- Net income in the second quarter was $4.7 million, or $0.58 per share, compared to net income of $2.5 million, or $0.32 per share, reported in the prior year. Total revenues were $141.5 million, a decrease of $3.6 million as compared to total revenues of $145.1 million for the prior year. Comparable restaurant sales decreased 1.8% for company-operated restaurants and 3.9% for franchised restaurants.

    -- Year-to-date, net income was $2.8 million, or $0.35 per share, compared to a net loss of $0.5 million, or $0.06 per share, reported for the prior year. Total revenues were $267.2 million, an increase of $0.4 million as compared to total revenues of $266.8 million for the prior year. Comparable restaurant sales increased 1.2% for company-operated restaurants and decreased 1.9% for franchised restaurants.

    -- One new company-operated restaurant and one new franchise restaurant were opened during the second quarter of 2006.

    -- In the second quarter, three company-operated restaurants were re-franchised, resulting in a gain on franchise sales of restaurant operations and properties of $1.1 million.

    -- Twenty-two company-operated restaurants were remodeled during the second quarter.

    John L. Cutter, Chief Executive Officer and President, said, "The second quarter was particularly challenging with high gasoline prices affecting consumer spending, combined with record June rainfall in many of our Northeast and Mid-Atlantic operating areas. In spite of these challenges, we are pleased with our ability to maintain margins and grow our net income in the second quarter. We believe that our marketing message is especially relevant in the current consumer environment as each promotion features new products with a focus on our value-added free sundae."
    Cutter continued, "Despite the current economic environment, we feel strongly that the key to long-term sales and profitability growth at Friendly's is to stay focused on our key strategic objectives which are to: stabilize and improve profit in company-operated restaurants, grow through franchising and stabilize and improve profit in our retail business."

    Second Quarter Results

    The review of second quarter results includes references to Adjusted EBITDA for each of the Company's business segments which are non-GAAP financial measures. Please see the note below for an explanation of the use of non-GAAP financial measures and the supplemental disclosure attached to this press release for a reconciliation of these measures to the most directly comparable GAAP financial measure.
    Restaurant revenues were $105.3 million in the second quarter of 2006 as compared to restaurant revenues of $109.5 million for the prior year second quarter. Restaurant revenues declined by $4.2 million due to a 1.8% decrease in comparable sales and due to a $2.5 million decline from the re-franchising of 12 company-operated restaurants over the past 15 months. Adjusted restaurant EBITDA was $11.9 million, or 11.3% of restaurant revenues, in the second quarter of 2006 compared to $12.4 million, or 11.3% of restaurant revenues, in the prior year. Cost of sales as a percentage of restaurant revenues decreased slightly when compared to the prior year due to increased menu prices, product re-formulations and flat commodity costs. Labor and benefits, as a percentage of restaurant revenues, were the same in both years. Operating expenses decreased by $0.7 million to $25.2 million due to favorable advertising costs that were partially offset by higher utilities. Also, general and administrative expenses were unfavorable versus the prior year due to the costs associated with hiring additional multi-unit district managers.
    In the second quarter of 2006, Foodservice revenues were $32.1 million as compared to $31.7 million in the second quarter of 2005. Revenues increased by $0.4 million primarily due to an increase of $0.3 million in sales to retail supermarket customers. A decline in retail supermarket case volume of 2.7% due to the exiting of unprofitable accounts was offset by reductions in trade spending and sales allowances. Franchise restaurant product revenue increased by $0.1 million as increased revenue from additional franchise restaurants was partially offset by a decline in franchise comparable sales. Adjusted foodservice EBITDA increased by $1.4 million from the prior year to $5.6 million due to the increase in sales and lower cream prices.
    Franchise revenues were $4.1 million in the second quarter of 2006 as compared to $3.9 million in the prior year. The $0.2 million increase in revenue was primarily due to an increase in rental income from leased and sub-leased franchise locations. Increased franchise royalties from the opening of seven new franchised restaurants and the re-franchising of 12 restaurants over the past fifteen months were offset by a 3.9% decline in comparable franchise sales. Comparable franchise sales increased by 5.4% in the second quarter of 2005. Adjusted franchise EBITDA was $2.9 million as compared to $2.8 million in the prior year.
    Corporate expenses of $6.0 million in the second quarter of 2006 increased by $0.5 million as compared to the prior year primarily due to increases in salaries, pension, and legal expenses.
    As of January 1, 2006, the Company had 11 restaurants that were reported as "held for sale" in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". During the quarter ended July 2, 2006, the Company sold two of these restaurants. These transactions resulted in gross proceeds of $1.6 million and a net gain on disposal of $1.2 million. The net gain on disposal, along with the operating results of these two properties and the properties held for sale, was reported separately as discontinued operations. Income from discontinued operations was $0.7 million in the 2006 second quarter as compared to a loss from discontinued operations of $0.1 million in the prior year.
    As a result of the Company's intent to continue recording a full valuation allowance on tax benefits until an appropriate level of profitability can be sustained, the provision for income taxes was based on an estimate of current taxes payable through the second quarter of 2006. Accordingly, the income tax provision was $0.3 million for the three months ended July 2, 2006 as compared to $1.2 million for the three months ended July 3, 2005.

    Revolving Credit Facility

    On August 1, 2006, the Company amended its $35 million Credit Facility with Wells Fargo Foothill to, among other things, (i) extend the maturity date from June 30, 2007 to June 30, 2010, (ii) eliminate the interest coverage requirement and (iii) reduce the applicable margin rates at which the revolving credit loans bear interest by 0.50% to 0.75% to a range of 3.00% to 4.00%. The Company expects to incur approximately $0.5 million in costs associated with the amendment to the $35 million Credit Facility which will be deferred and amortized over the life of the amended facility.

    References to Non-GAAP Financial Measures

    This press release includes references to the non-GAAP financial measure "adjusted EBITDA." The Company defines "adjusted EBITDA" for a given period as net income(loss) before (i) (provision for) benefit from income taxes, (ii) interest expense, net, (iii) depreciation and amortization, (iv) write-downs of property and equipment, (v) net periodic pension cost and (vi) other non-cash items. The Company has included information concerning adjusted EBITDA for the Company and each of its business segments in this release because the Company's incentive plan pays bonuses based on achieving EBITDA targets and the Company's management believes that such information is used by certain investors as one measure of a company's historical ability to service debt. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, earnings (loss) from continuing operations before provision for income taxes or other traditional indications of a company's operating performance.

    Investor Conference Call

    An investor conference call to review 2006 second quarter results will be held on Tuesday, August 8, 2006 at 9:00 A.M. Eastern Time. The conference call will be broadcast live over the Internet and will be hosted by John Cutter, Chief Executive Officer and President. To listen to the call, go to the Investor Relations section of the Company's website located at friendlys.com, or go to streetevents.com. An online replay will be available approximately one hour after the conclusion of the call.

    About Friendly's

    Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in over 525 company and franchised restaurants throughout the Northeast. The Company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 70-year operating history, Friendly's enjoys strong brand recognition and is currently remodeling its restaurants and introducing new products to grow its customer base. Additional information on Friendly Ice Cream Corporation can be found on the Company's website (friendlys.com).

    Forward Looking Statements

    Statements contained in this release that are not historical facts constitute "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include statements relating to the anticipated impact of the Company's key strategic objectives. All forward looking statements are subject to risks and uncertainties which could cause results to differ materially from those anticipated. These factors include risks and uncertainties arising from accounting adjustments, the Company's highly competitive business environment, exposure to fluctuating commodity prices, risks associated with the foodservice industry, the ability to retain and attract new employees, new or changing government regulations, the Company's high geographic concentration in the Northeast and its attendant weather patterns, conditions needed to meet restaurant re-imaging and new opening targets, the Company's ability to continue to develop and implement its franchising program, the Company's ability to service its debt and other obligations, the Company's ability to meet ongoing financial covenants contained in the Company's debt instruments, loan agreements, leases and other long-term commitments, unforeseen costs and expenses associated with litigation, and costs associated with improved service and other similar initiatives. Other factors that may cause actual results to differ from the forward looking statements contained herein and that may affect the Company's prospects in general are included in the Company's other filings with the Securities and Exchange Commission. As a result the Company can provide no assurance that its future results will not be materially different from those projected. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such forward looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.



                    Friendly Ice Cream Corporation
                 Consolidated Statements of Operations
            (In thousands, except per share and unit data)
                              (unaudited)

                                  Quarter Ended     Six Months Ended
                               ------------------- -------------------
                                 July 2,   July 3,   July 2,  July 3,
                                  2006      2005      2006      2005
                               ---------------------------------------
Restaurant Revenues            $105,271  $109,469  $200,547  $202,576
Foodservice Revenues             32,137    31,748    59,031    57,054
Franchise Revenues                4,082     3,876     7,627     7,126
                               --------- --------- --------- ---------
REVENUES                        141,490   145,093   267,205   266,756

COSTS AND EXPENSES:
  Cost of sales                  51,939    54,585   100,324   101,474
  Labor and benefits             36,943    38,476    72,955    73,560
  Operating expenses             26,816    27,488    50,815    50,889
  General and administrative
   expenses                      11,449    10,528    22,546    19,977
  Write-downs of property and
   equipment                          -       289       215       289
  Depreciation and
   amortization                   5,740     5,632    11,520    11,783
Gain on franchise sales of
 restaurant operations and
 properties                      (1,145)   (1,219)   (2,011)   (2,528)
Loss on disposals of other
 property and equipment, net        366       273       475       342
                               --------- --------- --------- ---------
OPERATING INCOME                  9,382     9,041    10,366    10,970

Interest expense, net             5,147     5,229    10,567    10,515
                               --------- --------- --------- ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE PROVISION
   FOR INCOME TAXES               4,235     3,812      (201)      455

Provision for income taxes         (250)   (1,163)     (250)     (424)
                               --------- --------- --------- ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS                      3,985     2,649      (451)       31

Income (loss) from discontinued
 operations, net of income tax
 effect                             674      (132)    3,290      (500)
                               --------- --------- --------- ---------
NET INCOME (LOSS)                $4,659    $2,517    $2,839     $(469)
                               ========= ========= ========= =========
BASIC NET INCOME (LOSS) PER
 SHARE:
  Income (loss) from
   continuing operations          $0.50     $0.34    $(0.06)       $-
  Income (loss) from
   discontinued operations         0.09     (0.02)     0.42     (0.06)
                               --------- --------- --------- ---------
  Net income (loss)               $0.59     $0.32     $0.36    $(0.06)
                               ========= ========= ========= =========
DILUTED NET INCOME (LOSS) PER
 SHARE:
  Income (loss) from
   continuing operations          $0.50     $0.34    $(0.06)       $-
  Income (loss) from
   discontinued operations         0.08     (0.02)     0.41     (0.06)
                               --------- --------- --------- ---------
  Net income (loss)               $0.58     $0.32     $0.35    $(0.06)
                               ========= ========= ========= =========
WEIGHTED AVERAGE SHARES:
  Basic                           7,913     7,753     7,907     7,735
                               ========= ========= ========= =========
  Diluted                         8,044     7,893     8,048     7,735
                               ========= ========= ========= =========
NUMBER OF COMPANY UNITS:
Beginning of period                 312       337       314       347
Openings                              1         1         2         1
Refranchised closings                (3)       (3)       (4)      (10)
Closings                             (1)       (3)       (3)       (6)
                               --------- --------- --------- ---------
End of period                       309       332       309       332
                               ========= ========= ========= =========

NUMBER OF FRANCHISED UNITS:
Beginning of period                 214       201       213       195
Refranchised openings                 3         3         4        10
Openings                              1         1         1         2
Closings                             (1)        -        (1)       (2)
                               --------- --------- --------- ---------
End of period                       217       205       217       205
                               ========= ========= ========= =========


                    Friendly Ice Cream Corporation
                 Consolidated Statements of Operations
                     Percentage of Total Revenues
                              (unaudited)

                                      Quarter Ended  Six Months Ended
                                      -------------   ---------------
                                       July 2, July 3, July 2, July 3,
                                        2006    2005    2006    2005
                                      ------- ------- ------- -------
Restaurant Revenues                    74.4 %  75.4 %  75.0 %  75.9 %
Foodservice Revenues                   22.7 %  21.9 %  22.1 %  21.4 %
Franchise Revenues                      2.9 %   2.7 %   2.9 %   2.7 %
                                      ------- ------- ------- -------
REVENUES                              100.0 % 100.0 % 100.0 % 100.0 %

COSTS AND EXPENSES:
  Cost of sales                        36.7 %  37.6 %  37.5 %  38.0 %
  Labor and benefits                   26.1 %  26.5 %  27.3 %  27.6 %
  Operating expenses                   19.0 %  18.9 %  19.0 %  19.1 %
  General and administrative expenses 8.1 % 7.3 % 8.4 % 7.5 % Write-downs of property and
   equipment                               -    0.2 %   0.1 %   0.1 %
  Depreciation and amortization         4.1 %   3.9 %   4.3 %   4.4 %
Gain on franchise sales of restaurant
  operations and properties            (0.8)%  (0.8)%  (0.8)%  (0.9)%
Loss on disposals of other property
  and equipment, net                    0.2 %   0.2 %   0.2 %   0.1 %
                                      ------- ------- ------- -------
OPERATING INCOME                        6.6 %   6.2 %   4.0 %   4.1 %

Interest expense, net                   3.6 %   3.6 %   4.0 %   3.9 %
                                      ------- ------- ------- -------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE PROVISION FOR
  INCOME TAXES                          3.0 %   2.6 %      -    0.2 %

Provision for income taxes             (0.2)%  (0.8)%  (0.1)%  (0.2)%
                                      ------- ------- ------- -------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS                            2.8 %   1.8 %  (0.1)%      -

Income (loss) from discontinued
 operations,
  net of income tax effect              0.5 %  (0.1)%   1.2 %  (0.2)%
                                      ------- ------- ------- -------
NET INCOME (LOSS)                       3.3 %   1.7 %   1.1 %  (0.2)%
                                      ======= ======= ======= =======

                    Friendly Ice Cream Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                              (unaudited)
                                                    July 2, January 1,
                                                      2006     2006
                                                   --------- ---------
                                 Assets
 ---------------------------------------------------------------------
  Current Assets:
    Cash and cash equivalents                       $24,373   $14,597
    Other current assets                             41,681    35,282
                                                   --------- ---------
  Total Current Assets                               66,054    49,879

  Property and Equipment, net                       137,017   143,290

  Intangibles and Other Assets, net                  19,933    25,073
                                                   --------- ---------
                                                   $223,004  $218,242
                                                   ========= =========

                 Liabilities and Stockholders' Deficit
 ---------------------------------------------------------------------
  Current Liabilities:
    Current maturities of debt, capital
      lease and finance obligations                  $2,959    $2,845
    Other current liabilities                        66,696    63,444
                                                   --------- ---------
  Total Current Liabilities                          69,655    66,289

  Capital Lease and Finance Obligations               5,436     6,173

  Long-Term Debt                                    224,101   224,894

  Other Long-Term Liabilities                        62,546    62,724

  Stockholders' Deficit                            (138,734) (141,838)
                                                   --------- ---------
                                                   $223,004  $218,242
                                                   ========= =========

                    Friendly Ice Cream Corporation
                Selected Segment Reporting Information
                            (in thousands)

                                   For the Three       For the Six
                                    Months Ended       Months Ended
                                 ------------------ ------------------
                                  July 2,  July 3,   July 2,  July 3,
                                   2006     2005      2006     2005
                                 ------------------ ------------------
Revenues before elimination of
 intersegment revenues:
Restaurant                       $105,271 $109,469  $200,547 $202,576
Foodservice                        62,891   65,220   117,849  119,384
Franchise                           4,082    3,876     7,627    7,126
                                 ------------------ ------------------
Total                            $172,244 $178,565  $326,023 $329,086
                                 ================== ==================
Intersegment revenues:
Foodservice                      $(30,754)$(33,472) $(58,818)$(62,330)
                                 ================== ==================
Revenues:
Restaurant                       $105,271 $109,469  $200,547 $202,576
Foodservice                        32,137   31,748    59,031   57,054
Franchise                           4,082    3,876     7,627    7,126
                                 ------------------ ------------------
Total                            $141,490 $145,093  $267,205 $266,756
                                 ================== ==================
Adjusted EBITDA (1):
Restaurant (2)                    $11,929  $12,382   $18,764  $19,658
Foodservice (2)                     5,638    4,234     8,185    6,382
Franchise (2)                       2,889    2,845     5,307    5,112
Corporate (2)                      (5,963)  (5,434)  (11,542) (10,279)
Gain on property and equipment,
 net                                  629      935     1,387    2,169
Less pension cost included in
 reporting segments                   308      199       778      143
                                 ------------------ ------------------
Total                             $15,430  $15,161   $22,879  $23,185
                                 ================== ==================
Interest expense, net              $5,147   $5,229   $10,567  $10,515
                                 ================== ==================
Depreciation and amortization:
Restaurant                         $4,021   $3,992    $8,164   $8,462
Foodservice                           720      803     1,456    1,627
Franchise                              70       40       138       79
Corporate                             929      797     1,762    1,615
                                 ------------------ ------------------
Total                              $5,740   $5,632   $11,520  $11,783
                                 ================== ==================
Other non-cash expense:
Net periodic pension cost            $308     $199      $778     $143
Write-downs of property and
 equipment                              -      289       215      289
                                 ------------------ ------------------
Total                                $308     $488      $993     $432
                                 ================== ==================
Income (loss) before (provision
 for) benefit from income taxes:
Restaurant                         $7,908   $8,390   $10,600  $11,196
Foodservice                         4,918    3,431     6,729    4,755
Franchise                           2,819    2,805     5,169    5,033
Corporate                         (12,039) (11,460)  (23,871) (22,409)
                                 ------------------ ------------------
                                    3,606    3,166    (1,373)  (1,425)
Gain on property and equipment,
 net                                  629      646     1,172    1,880
                                 ------------------ ------------------
Total                              $4,235   $3,812     $(201)    $455
                                 ================== ==================


(1) Adjusted EBITDA represents net income (loss) before (i) (provision for) benefit from income taxes, (ii) interest expense, net, (iii) depreciation and amortization, (iv) write-downs of property and equipment, (v) net periodic pension cost and (vi) other non-cash items. The Company has included information concerning adjusted EBITDA for the Company and each of its business segments in this schedule because the Company's incentive plan pays bonuses based on achieving EBITDA targets and the Company's management believes that such information is used by certain investors as one measure of a company's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, earnings (loss) from continuing operations before provision for income taxes or other traditional indications of a company's operating performance.

(2) Amounts are prior to gain (loss) on property and equipment, net.

    CONTACT: Friendly Ice Cream Corporation
             Investment Contact:
             Deborah Burns, 413-731-4124
             or
             Media Contact:
             Maura Tobias, 413-731-4238